For Immediate Release	Contact Information
Monday, February 16, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Assumes Operation of Maverick Basin Jurassic Wildcat

        SAN ANTONIO – Feb. 16, 2004 – The Exploration Company (Nasdaq:TXCO) today announced it has assumed operation of the Taylor 132-1 Jurassic wildcat well on its Maverick Basin lease block in Southwest Texas.

        “We welcome the opportunity to take over operations and test this exciting well, which we believe could redefine the productive potential of the entire Maverick Basin,” said TXCO President and CEO James E. Sigmon. “We now are moving ahead with plans to perforate and test upper Jurassic intervals at 14,942 to 15,140 feet and 15,292 to 15,400 feet. Although latest log processing results are inconclusive, we believe these zones may have the best porosity and represent the most attractive completion targets of the extensive Jurassic beds the well has encountered.”

        Blue Star Oil & Gas Ltd., TXCO’s Dallas-based partner, was operator of the 22,400-foot well that is the first to penetrate the Jurassic interval in the Maverick Basin. Blue Star spudded the well in March 2003 following an extensive, 3-D seismic survey of the area. The well encountered numerous sands and shales as well as carbonates in the Jurassic interval. Blue Star has spent approximately $14 million to drill the well, set casing and test multiple lower Jurassic zones between 18,438 and 21,956 feet, and one zone above 18,000 feet, between 16,829 to 16,888 feet, finding only non-commercial quantities of natural gas to date.

         Prior to becoming operator, TXCO and its minority partners had no cost in the well as they benefited from a 25 percent carried interest under the original terms of the agreement with Blue Star. With assumption of operations, TXCO will own 62.5 percent of the well and will bear its proportionate cost of testing and completing the remaining untested portions of the well. TXCO's long-standing minority partners will retain the remaining 37.5 percent working interest. Blue Star will not retain any interest in the well or the completion attempts that are currently estimated to cost TXCO and its partners under $1 million. The company plans to remove the existing drilling rig and utilize a workover rig for future testing and completion operations that it expects to commence within two weeks.

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        By drilling the Taylor wildcat, Blue Star has earned a 25 percent working interest in all depths below the Sligo formation under the 50,000 acres included in TXCO’s Paloma and Kincaid leases, except for the 640-acre drilling unit surrounding the Taylor well. Blue Star has confirmed its ongoing intention to drill a second Jurassic well under the original agreement, based on information obtained from the Taylor well. Under this agreement, should the second well be drilled within one year of the removal of the existing drilling rig, Blue Star could earn an additional 25 percent working interest, while TXCO and its partners would be carried once again for a 25 percent interest at no cost. Overall, TXCO holds rights to the Jurassic on approximately 300,000 acres of its 480,000-acre Maverick Basin lease block with numerous potential locations identified by the Company’s 3-D seismic studies.

        “The attractiveness of a multi-pay type basin like the Maverick is that there are numerous productive intervals with completion potential,” Sigmon added. “By electing to assume operation of this well, we acquire a deep wellbore in which we have no drilling costs, only completion costs.”

About The Exploration Company

        The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol “TXCO.”

Forward-Looking Statements

        Statements in this press release which are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected production levels, establishment of reserves, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s website at www.txco.com. Copies are available without charge, upon request from the Company.